Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 15, 2011, on the financial statements of Datamill Media Corp. (f/k/a Smitten Press: Local Lore and Legends, Inc.) (a development stage company) as of December 31, 2010, for each of the two years in the period ended December 31, 2010 and for the period from June 1, 2003 (Inception) to December 31, 2010, included herein to the registration statement (No. 333-172010) of Datamill Media Corp. on Amendment No. 2 to Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ Salberg & Company, P.A.
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SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 1, 2011